Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Qualis Innovations Inc. and subsidiary (the “Company”) on Form S-1/A (Amendment No. 1) of our report dated January 14, 2022, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Paris, Kreit & Chiu CPA LLP

(formerly Benjamin & Ko)

New York, NY

January 18, 2022